January 31, 2007

Re: Update on Wells Real Estate Fund XI, L.P., including 2006 estimated valuations

Dear Custodian or Pension Plan Trustee:

We would like to take this opportunity to provide you with the 2006 estimated unit values for Wells Real Estate Fund XI, L.P. (the Fund). To help you comply with the Employee Retirement Income Security Act (ERISA) guidelines, we are providing you with the estimated valuations for the partnership units as of December 31, 2006.

The estimated unit valuations for Wells Real Estate Fund XI, L.P., are as follows:
		"A" Units			"B" Units
	Original Unit Price	12/31/2005 Estimated Unit Value	Net Sale Proceeds Distributed in 2006*	12/31/2006 Estimated Unit Value	12/31/2005 Estimated Unit Value	Net Sale Proceeds Distributed in 2006*	12/31/2006 Estimated Unit Value

Fund XI	$10.00	$4.05	$0.00	$4.29	$3.75	$0.00	$3.70

*These amounts are intended to represent the per-unit distributions received by limited partners who purchased their units directly from the Fund in the original public offering of units.

As you know, these estimated valuations do not assume an orderly liquidation of the properties, but rather a hypothetical immediate sale of all the Fund's assets on December 31, 2006.

The estimated valuations per unit were derived by first calculating the estimated value of each property, then summing the estimated values of each property included within the Fund's property portfolio along with undistributed sales proceeds and cash reserves, if any. The segregation of

Class "A" and Class "B" estimated valuations was achieved by virtue of a calculation in accordance with a predetermined order of distribution of proceeds in regard to class status. The estimated valuations are intended to be an estimate of the distributions that would be made to limited partners who purchased their units directly from the Fund in the original public offering of units, and who have made no conversion elections under the partnership agreement.

Property values were estimated by Wells Real Estate Funds and reviewed by The David L. Beal Company, an independent real estate consulting and appraisal company. These estimated valuations contain no expressed or implied guarantee as to the price that units in the Fund might sell for in an actual transaction, nor any indication of the future financial performance of the Fund.

What Impacted the Estimated Valuations?

The following property-level factors had a material effect on the estimated values:

  1315 West Century Drive

This asset was sold in 2006, and the net sale proceeds were greater than the value estimate from last year.

Continued on reverse

  Iomega

The value decreased as a result of the near-term lease expiration of Iomega in April 2009 and the current market conditions in the Ogden, Utah market, where the asset is located.
  111 Southchase

The value of the asset increased due to the signing of a new lease with Caterpillar for the entire building.
  20/20 Building

The value of this asset increased due to the signing of two leases for approximately 77% of the building.

For more detailed information, please refer to the Form 8-K of Wells Real Estate Fund XI, L.P., filed with the Securities and Exchange Commission. You can find the filing at www.sec.gov.

All of us at Wells Real Estate Funds appreciate the important role you play as Custodian or Pension Plan Trustee in helping provide unparalleled service to our investors. If you have any questions, please feel free to contact our Client Services Department at 800-557-4830.

Sincerely,

/s/ Richard Scott

Richard Scott

Vice President

Client Relations

Certain statements contained in this correspondence other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, in particular, statements about future performance and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the Securities and Exchange Commission. Neither the partnership nor the general partners make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. Actual results could differ materially from any forward-looking statements contained in this correspondence. This is neither an offer nor a solicitation to purchase securities.